EXHIBIT 10.1

TIPTREE ASSET MANAGEMENT COMPANY, LLC

March 10, 2016

Timothy H. Schott

Dear Tim:

We are pleased to offer you a position with Tiptree Asset Management Company, LLC (“TAMCO”) as Principal Accounting Officer of Tiptree Financial Inc. (“TFI” or the “Company”) reporting to TFI’s Chief Financial Officer, with a start date on or about March 15, 2016, on the following terms and conditions.

1.	You will receive an initial base salary at an annual rate equal to $290,000 (“Base Salary”), payable in semi-monthly installments, in accordance with TAMCO’s standard policies and procedures.

2.
Beginning with 2016, you will be eligible for consideration for an annual discretionary bonus (the “Annual Bonus”) in an amount determined by the Compensation, Nominating and Governance Committee of TFI’s Board of Directors (the “CNG”), which shall be paid by TAMCO in its sole discretion; provided, however, that your bonus for the year ending December 31, 2016 shall be not less than 100% of your Base Salary, two-thirds of which will be paid in cash and one-third of which in Restricted Stock Units (“RSUs”) issued under the Company’s 2013 Omnibus Incentive Plan pursuant to a Restricted Stock Unit Agreement. The RSUs issued in 2016 will vest in three equal parts on the anniversary of your signing this agreement in each of 2017, 2018 and 2019, pursuant to the terms and conditions of an RSU Agreement. Except as otherwise provided herein, in no event, however, will you be eligible for consideration to receive any such bonus (or any portion thereof) for any year if you are not actively employed by TAMCO on, or have received or given notice of termination or resignation prior to, the date on which bonuses for the applicable year are paid to employees generally.

3.
In addition, you will receive a one-time bonus of $100,000 in cash, payable on or about your start date (the “Signing Bonus”) as well as Restricted Stock having a grant date value (as determined in good faith by the CNG) of $325,000, issued pursuant to the terms and conditions of the Company’s 2013 Omnibus Incentive Plan and a Restricted Stock Award (the “Restricted Stock”). You agree to repay the Signing Bonus to TFI or its designate if you are not actively employed by TAMCO on, or have received or given notice of termination or resignation prior to, the first anniversary of your effective start date. The Restricted Stock will vest in two equal parts on the anniversary of your signing this agreement in each of

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2017 and 2018, in accordance with and to be governed by the terms and conditions of a Restricted Stock Award.

4.
Notwithstanding anything to the contrary, if your employment at TFI or its subsidiaries is involuntarily terminated without Cause, then (A) all of your unvested RSUs shall become non-forfeitable and shall continue to vest in accordance with the time periods in such RSU Agreement and (B) TAMCO shall provide or cause to be provided to you the following payments: (i) as severance pay, a lump sum cash payment on the 60th day following termination, of six months of your Base Salary at the time of the termination and (ii) the pro rata amount, up to the date of termination, of your Annual Bonus that would have been payable with respect to the performance period that ends in the calendar year in which the termination occurs, determined and paid in accordance with Section 2 of this Agreement; provided, that any such portion of the Annual Bonus will, at the sole discretion of the Company, be paid solely in cash. Any payments pursuant to this Section 4 is conditional on your signing, and not revoking, if applicable, a confidential separation agreement and release of claims in a form reasonably satisfactory to the Company within sixty (60) days of the date of the termination.

For purposes of this Section 4, the phrase for “Cause” shall mean only the occurrence of any of the following events or actions:

a.	Your indictment for, conviction of, or entrance of a plea of guilty or nolo contendere to, a felony under federal or state law; or

b.
Your violation of the Company’s policies and procedures (to the extent such policies or procedures are not inconsistent with applicable law), which has a materially adverse effect on the business or reputation of the Company, which, if curable, is not cured by you within thirty (30) calendar days after written notice to you of same; or

c.
fraudulent conduct by you in connection with the business affairs of the Company which has an adverse effect on the business or reputation of the Company, which, if curable, is not cured by you within ten (10) business days after written notice to you of same; or

d.
theft, embezzlement, or criminal misappropriation of Company funds by you which has an adverse effect on the business or reputation of the Company, which, if curable, is not cured by you within ten (10) business days after written notice to you of same; or

e.
your misconduct, which has, or would have if generally known, a materially adverse effect on the business or reputation of the Company, which, if curable, is not cured by you within ten (10) business days after written notice to you of same; or

f.	a material breach of the performance of your duties as Principal Accounting Officer, which, if curable, is not cured by you within thirty (30) calendar days after written notice to you of same.

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5.
You will be eligible to participate in all employee benefits plans and programs of TAMCO generally applicable to employees at your level and in accordance with their terms. All benefits may be subject to change upon management’s sole discretion.

6.
You understand that, in the future, TAMCO may become subject to laws and/or regulatory guidelines concerning the compensation of its employees. By accepting this offer of employment, you hereby acknowledge TAMCO’s responsibilities in this regard, and recognize that, as a consequence of any such changes, TAMCO may be required to restructure the compensation package outlined in this letter.

7.
TAMCO may deduct or withhold from any compensation or benefits any applicable federal, state, or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this offer letter. In addition, it is TAMCO’s intention that all payments or benefits provided under this offer letter comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, the six-month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this offer letter shall be interpreted, administered, and operated accordingly. If under this offer letter an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(ii). Notwithstanding anything to the contrary herein, TAMCO does not guarantee the tax treatment of any payments or benefits under this offer letter, including, without limitation, under the Code, federal, state, local, or foreign tax laws and regulations. In the event the period of payment referenced in this offer letter ends in the taxable year following your termination of employment, any severance payment or deferred compensation payment shall be paid or commence in such subsequent taxable year if required under Section 409A of the Code.

8.
You will be an employee at will, and either you or TAMCO may terminate the employment relationship at any time and for any reason, with or without cause. During your employment, it is expected that you will devote your full business efforts and time to TAMCO. Your position with TAMCO is exempt under the Fair Labor Standards Act based on your performance of executive duties.

9.
Notwithstanding the at-will nature of your employment, you hereby agree that you will provide 30 days’ written notice of your intention to terminate your employment with TAMCO. During any period of required notice, you will continue to be an employee, and you will continue to be entitled to receive your base salary (but not a bonus, if you would otherwise be eligible for such a bonus). Your fiduciary duties and other obligations as an employee of TAMCO will continue, and you will cooperate in the transition of your responsibilities. TAMCO shall, however, have the right, in its sole discretion, to direct that you no longer come in to work or to shorten the notice period. If TAMCO shortens the required notice period you have

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provided, it reserves the right, in its sole discretion, to not pay you for any remaining period of notice.

10.
You represent, warrant, and agree that (i) you have not taken and will not take, and/or will return or (with the consent of your former employer(s)) destroy without retaining copies, all proprietary and confidential materials of your former employer(s); (ii) you will not use any confidential, proprietary, or trade secret information in violation of any contractual or common-law obligation to your former employer(s); (iii) you are not party to any agreement or subject to any policy applicable to you that would prevent or restrict you from engaging in activities competitive with the activities of your former employer(s) or from directly or indirectly soliciting any employee, client, or customer to leave the employ of, or transfer its business away from, your former employer(s) or, if you are subject to such an agreement or policy, you have complied and will comply with it; (iv) you have not requested, solicited, or encouraged, and will not request, solicit, or encourage, any employees or customers or clients of your former employer(s) to join TAMCO or to leave your past employer(s) in violation of any common-law obligation or duty to your past employer(s); and (v) you are not subject to any agreement or policy that requires you to provide notice of resignation to your prior employer(s) in order for such resignation to become effective (or, if you are subject to such agreement or policy, you have provided notice, and the notice period will have elapsed before your scheduled start date with TAMCO).

11.	You will be subject to all rules and policies applicable to employees of TAMCO generally at your level or in your position.

12.
TAMCO is registered as an investment adviser with the Securities and Exchange Commission. As an employee of TAMCO, you will be subject to the TAMCO Code of Ethics, Tiptree Code of Ethics and Tiptree Securities Trading Policy, copies of which has been provided to you. You must execute and abide by the TAMCO Code of Ethics, Tiptree Code of Ethics and Tiptree Securities Trading Policy and the restrictions and other information contained therein. You are also required to be familiar with, and abide by, specific policies and procedures set forth in the compliance manuals of TAMCO. A copy of each such policy and procedure governing your employment responsibilities in these areas will be provided to you or made available for your review. In addition, you shall be responsible for obtaining and keeping current any and all licenses deemed necessary by TAMCO for the conduct of your employment with TAMCO. You hereby represent that there are no outstanding, pending, or threatened legal or regulatory actions against you or your former firm(s) (as to which you are related) other than those described on Schedule A attached hereto. You also represent that you have no relatives that work in the securities industry (except as disclosed on Schedule A hereto). Please note that if you have a pecuniary or other beneficial interest with any other third party that is employed in the securities industry, you should include their name and relevant information in this schedule (e.g., nature of relationship, etc). TAMCO’s policy is

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that no TAMCO employee may conduct securities transactions on behalf of client accounts with brokers who are related to the employee, but under certain circumstances, may trade with the firm at which the relative or third party is employed. “Relatives” for this purpose include your spouse and any adult children, your parents, siblings, first cousins, and the parents and siblings of your spouse and your parents. You further represent that you have read the memorandum regarding SEC Rule 206(4)-5 that is attached hereto as Schedule B and you have made no contributions to state or local officials, political candidates, political action committees or political parties during the previous two years from today’s date (except as disclosed on Schedule B hereto). TAMCO, in its sole discretion, may at any time modify or supplement its compliance policies and procedures.

13.
In the event that a controversy or dispute arises between us, including, but not limited to, those arising out of any of the terms or conditions of this offer of employment or relating in any way to your employment, and either party files, and is allowed by the courts to prosecute, a court action against the other, the parties in such action agree not to request, and hereby waive, any right to a trial by jury. Notwithstanding the foregoing, you and TAMCO agree that, prior to submitting such a dispute to the courts, the parties shall submit, for a period of 60 days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, New York City, New York, Resolution Center (or any successor location), pursuant to the procedures of JAMS International Mediation Rules conducted in the State of New York. However, such mediation or obligation to mediate shall not suspend or otherwise delay any termination or other action of you or affect any other right of TAMCO, including the right to seek immediate injunctive relief under Paragraph D of the parties’ Agreement Regarding Confidentiality, Non-Competition and Non-Solicitation Covenants, attached hereto.

14.	This offer letter shall be interpreted in accordance with the laws of the State of New York without regard to the conflicts-of-laws principles thereof.

15.
This offer letter, including the Agreement Regarding Confidentiality, Non-Competition and Non-Solicitation Covenants attached hereto, represents the entire agreement between you and TAMCO regarding your employment with TAMCO and supersedes any and all previous and contemporaneous agreements and representations, written or oral. This offer letter may not be changed or terminated except in writing signed by the parties.

16.
This offer of employment is contingent upon your successful completion of all facets of TAMCO’s pre-employment screening process (as determined by TAMCO in its sole discretion), which includes confirmation that you are legally able to work for TAMCO in the United States in the position offered to you, and a background investigation. This offer is also contingent upon your signing the attached Agreement Regarding Confidentiality, Non-Competition and Non-Solicitation Covenants.

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I trust that this letter reflects our mutual understanding concerning your employment at TAMCO. Please indicate your agreement with these terms by executing the enclosed copy of this letter and returning it to me at your earliest convenience.

We look forward to a long and rewarding relationship.

Very truly yours,

/s/ Sandra Bell______

Sandra Bell
Chief Financial Officer

Agreed to and Accepted:

/s/ Timothy H. Schott__
Timothy H. Schott

Date: March 10, 2016

TAMCO Employment Letter